EXHIBIT 9(a)


                      TRANSFER AGENCY AND SERVICE AGREEMENT

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                      TRANSFER AGENCY AND SERVICE AGREEMENT

                                     between

                                  SENECA FUNDS

                                       and

                       PHOENIX EQUITY PLANNING CORPORATION

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       AGREEMENT made as of the 18th day of October, 1997, by and between the
SENECA FUNDS, a Delaware business trust, having its principal office and place of business at 909 Montgomery Street, San Francisco, California 94133 (hereinafter the "Fund"), and PHOENIX EQUITY PLANNING CORPORATION, a Connecticut corporation with an office and principal place of business located at 100 Bright Meadow Boulevard, P.O. Box 2200, Enfield, Connecticut 06083-2200 (hereinafter the "Transfer Agent").

                              W I T N E S S E T H:

       WHEREAS, the Fund is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets (each such series, together with all other series subsequently established by the Fund and made subject to this Agreement in accordance with
Article 10, being herein referred to as a "Portfolio", and collectively as the "Portfolios"); and

       WHEREAS, the Fund on behalf of the Portfolios desires to appoint Transfer Agent as its transfer agent, dividend disbursing agent and agent in connection with certain other activities, and Transfer Agent desires to accept such appointment; and

       WHEREAS, the parties wish to set forth herein their mutual understandings and agreements.

       NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency whereof being hereby acknowledged and affirmed, the parties hereto agree as follows:

Article 1 Terms of Appointment; Duties of Transfer Agent

       1.01 Subject to the terms and conditions set forth in this Agreement, the Fund hereby employs and appoints Transfer Agent to act as, and Transfer Agent agrees to act as, transfer agent for the authorized and issued shares of beneficial interest of the Fund ("Shares"), dividend disbursing agent and agent in connection with any accumulation, open-account or similar plans provided to the shareholders of the Fund ("Shareholders") as set out in the currently effective registration statement of the Fund (the prospectus and statement of additional information portions of such registration statement being referred to as the "Prospectus"), including, without limitation, any periodic investment plan or periodic withdrawal program.

     1.02 Transfer Agent agrees that it will perform the following services pursuant to this Agreement:

     (a) In accordance with procedures established from time to time by agreement between the Fund and Transfer Agent, Transfer Agent shall:

       i) Receive for acceptance orders for the purchase of Shares, and promptly deliver payment and appropriate documentation therefor to the Custodian appointed from time to time by the Trustees of the Fund (which entity or entities, as the case may be, shall be referred to as the "Custodian");

       ii) Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;


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       iii)   Receive for acceptance redemption requests and redemption
              directions and deliver the appropriate documentation therefor to the Custodian;

       iv) In respect to the transactions in items (i), (ii) and (iii) above, execute transactions directly with broker-dealers authorized by the Fund who shall thereby be deemed to be acting on behalf of the Fund;

       v) At the appropriate time as and when it receives moneys paid to it by any Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such moneys as instructed by the redeeming Shareholders;

       vi) Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

       vii) Prepare and transmit payments for dividends and distributions declared by the Fund on behalf of each applicable Portfolio;

       viii) Issue replacement certificates for those certificates alleged to have been lost, stolen or destroyed upon receipt by the Transfer Agent of indemnification satisfactory to the Transfer Agent and the Fund, provided that the Transfer Agent, at its option, may issue replacement certificates in place of mutilated stock certificates upon presentation thereof and without such indemnity;
              ix) Maintain records of account for and advise each Portfolio and its respective Shareholders as to the foregoing; and

       x) Record the issuance of Shares and maintain pursuant to Rule 17Ad-10(e) under the Securities Exchange Act of 1934, a record of the total number of Shares which are authorized, issued and outstanding based upon data provided to it by each Portfolio. The Transfer Agent shall also provide on a regular basis to each Portfolio the total number of Shares which are authorized, issued and outstanding and, except as otherwise provided in this Agreement, shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund or its agents other than Transfer Agent acting pursuant to this Agreement.

        (b) In addition to and not in lieu of the services set forth in the above paragraph (a), Transfer Agent shall: (i) perform all of the customary services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program), including, but not limited to, maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, receiving and tabulating proxies, mailing Shareholder reports and Prospectuses to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal and State taxing authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information; (ii) provide a system which will enable the Fund to monitor the total number of Shares sold in each State; and (iii) open and maintain one or more non-interest bearing deposit accounts as agent for the Fund, with such financial


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institution(s) as may be designated by it or by the Fund in writing (such accounts, however, to be in the name of Transfer Agent and subject only to its draft or order), into which accounts the moneys received for the account of the Fund and moneys for payment of dividends, distributions, redemptions or other disbursements provided for hereunder will be deposited, and against which checks, drafts and payment orders will be drawn.

        (c) In addition, the Fund or its agent shall (i) identify to Transfer Agent inwriting those transactions and assets to be treated as exempt from blue sky reporting for each State, (ii) as to each Portfolio, identify to Transfer Agent those States in which shares of that Portfolio have not been registered or qualified for sale or in which a limited number of such shares have been so registered or qualified, stating the number of such shares; (iii) promptly advise Transfer Agent as to the suspension, termination, or withdrawal of any such registration or qualification in any State or any change in the number of shares so registered or qualified in any state; and (iv) verify the establishment of transactions for each State on the system prior to activation and thereafter monitor the daily activity for each State. The responsibility of Transfer Agent for the Fund's blue sky State registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Fund, the reporting of such transactions to the Fund as provided above, and the establishment of instructions sufficient to prevent the execution of orders to purchase shares in certain States specified by the Fund or its agent, subject to override upon the express authorization of the Fund or its agent.

        (d)  Procedures as to who shall provide certain of the services in
Article 1 may be established from time to time by agreement between the Fund and Transfer Agent. Unless so established the Transfer Agent shall provide each of such services.

        (e) The Transfer Agent shall provide additional services on behalf of the Fund (e.g., escheatment services) which may be agreed upon in writing between the Fund and the Transfer Agent.


Article 2  Fees and Expenses

         2.01 In consideration of the services provided by the Transfer Agent pursuant to this Agreement, the Fund agrees on behalf of each of the Portfolios to pay Transfer Agent an annual maintenance fee for each Shareholder account as set forth in Schedule A attached hereto and made a part hereof. Annual maintenance fees and out-of-pocket expenses and advances identified under
Section 2.02 below may be changed from time to time subject to mutual written agreement between the Fund and Transfer Agent. Nothing herein shall preclude the assignment of all or any portion of the foregoing fees and expense reimbursements to any sub-agent contracted with by Transfer Agent.

         2.02 In addition to the fee paid under Section 2.01 above, the Fund agrees on behalf of each of the Portfolios to reimburse Transfer Agent for out-of-pocket expenses or advances reasonably incurred by Transfer Agent in performing its duties hereunder for the items set out in Schedule A attached hereto. In addition, any other expenses incurred by Transfer Agent at the request or with the consent of any Portfolio, will be reimbursed by the Portfolio requesting the same.

         2.03 The Fund agrees on behalf of each of the Portfolios to pay all fees and reimbursable expenses within five days following the mailing of the respective billing notice. The above fees will be charged against the Fund's Custodian checking account five (5) days after the invoice is transmitted to the Fund. Postage for mailing of dividends, proxies, Fund reports and other mailings to all Shareholder accounts shall be advanced to Transfer Agent at least seven
(7) days prior to the mailing date of such materials.


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Article 3  Representations and Warranties of Transfer Agent

        The Transfer Agent represents and warrants to the Fund that:

       3.01 It is a corporation organized and existing and in good standing under the laws of the State of Connecticut and is duly qualified to carry on its business therein, in the State of California, and in the Commonwealth of Massachusetts.

       3.02 It is empowered under applicable laws and by its charter and by-laws to enter into and perform this Agreement.

       3.03 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

       3.04 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

       3.05 It is and shall continue to be a duly registered transfer agent pursuant to Section 17A(c)(2) of the Securities Exchange Act of 1934, and shall perform its obligations under this Agreement in compliance with applicable law.

Article 4  Representations and Warranties of Fund

        The Fund represents and warrants to Transfer Agent that:

       4.01 All proceedings required under its Agreement and Declaration of Trust to enter into and perform this Agreement have been undertaken.

       4.02 It is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended.

       4.03 A registration statement under the Securities Act of 1933, as amended, is currently effective for each of the Portfolios of the Fund and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares being offered for sale.

Article 5  Data Access and Proprietary Information

       5.01 The Fund acknowledges that certain data bases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Fund by the Transfer Agent as part of the Fund's ability to access certain Fund-related data ("Customer Data") maintained by the Transfer Agent on data bases under the control and ownership of the Transfer Agent or other third party ("Data Access Services") constitute copyrighted, trade secret, or other proprietary information (collectively, "Proprietary Information") of substantial value to the Transfer Agent or other third party. In no event shall Proprietary Information be deemed Customer Data. The Fund agrees to treat all Proprietary Information as proprietary to the Transfer Agent and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Fund agrees for itself and its employees and agents:

       (a) to access Customer Data solely from locations as may be agreed to by the parties hereto and solely in accordance with the Transfer Agent's applicable user documentation;


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       (b)    to refrain from copying or duplicating in any way the Proprietary
              Information;

       (c) to refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform the Transfer Agent in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent's instructions;

       (d) to refrain from causing or allowing third-party data acquired hereunder from being retransmitted to any other computer facility or other location, except with the prior written consent of the Transfer Agent;

       (e) that the Fund shall have access only to those authorized transactions agreed upon by the parties; and

       (f) to honor all reasonable written requests made by the Transfer Agent to protect at the Transfer Agent's expense the rights of the Transfer Agent in Proprietary Information at common law, under federal copyright law and under other federal or state law.

        Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Article 5. The obligations of this Article shall survive any earlier termination of this Agreement.

        5.02 If the Fund notifies the Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall endeavor in a timely manner to correct such failure. Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data and the Fund agrees to make no claim against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof. DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS. THE TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

        5.03 If the transactions available to the Fund include the ability to originate electronic instructions to the Transfer Agent in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information, then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures agreed to by the parties hereto from time to time.

Article 6  Indemnification

        6.01 The Transfer Agent shall not be responsible for, and the Fund on behalf of the applicable Portfolio shall indemnify and hold Transfer Agent, and its agents and subcontractors harmless from and against, any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability arising out of or attributable to:

       (a) All actions of Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct.


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       (b)    The breach of any representation or warranty of the Fund
              hereunder.

       (c) The reliance on or use by the Transfer Agent or its agents or subcontractors of information, records and documents which (i) are received by Transfer Agent or its agents or subcontractors, and
              (ii) have been prepared, maintained or performed by the Fund or any other person or firm on behalf of the Fund including but not limited to any previous transfer agent or registrar.

       (d) The reliance on, or the carrying out by Transfer Agent or its agents or subcontractors of any instructions or requests of the Fund.

       (e) The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any State that such Shares be registered in such State or in violation of any stop order or other determination or ruling by any federal agency or any State with respect to the offer or sale of such Shares in such State, except to the extent Transfer Agent has breached any of its obligations hereunder.

         6.02 At any time the Transfer Agent may apply to any officer of the Fund for instructions, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by Transfer Agent under this Agreement, and Transfer Agent and its agents or subcontractors shall not be liable and shall be indemnified by the Fund on behalf of the applicable Portfolio for any action taken or omitted by it in reliance upon such instructions or in good faith, reasonable reliance upon the opinion of such counsel. The Transfer Agent, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Fund, reasonably believed to be genuine and to have been signed by the proper person or persons, or in good faith, reasonable reliance on any instruction, information, data, records or documents provided Transfer Agent or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by the Fund, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund. Transfer Agent, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the Fund, and the proper countersignature of any former transfer agent or registrar, or of a co-transfer agent or co-registrar.

         6.03 The Fund shall not be responsible for, and Transfer Agent shall indemnify and hold the Fund and each of its Portfolios harmless from and against, any and all losses, damages, costs, charges (including reasonable attorneys fees), payments, expenses and liabilities arising out of or attributable to:

       (a) The costs and expenses of termination of the Transfer Agency and Service Agreement by and between the Fund and Investors Fiduciary Trust Company dated as of February 29, 1996;

       (b) The bad faith, negligence or willful misconduct of Transfer Agent or its agents or subcontractors in taking any action pursuant to this Agreement;

       (c) The breach of any representation or warranty of Transfer Agent hereunder; and

       (d) The costs and expenses of reestablishing the transfer agent and other services provided by Transfer Agent hereunder in the event of the Fund's termination of this Agreement pursuant to Section 9.02(f) hereof.

         6.04  In order that the indemnification provisions contained in this
Article 6 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party


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advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.

       6.05 Transfer Agent hereby expressly acknowledges that recourse against the Fund, if any, shall be subject to those limitations provided by governing law and the Agreement and Declaration of Trust of the Fund, as applicable, and agrees that obligations assumed by the Fund hereunder shall be limited in all cases to the applicable Portfolio and its respective assets. Transfer Agent shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Fund, nor shall the Transfer Agent seek satisfaction of any obligations from the Trustees or any individual Trustee of the Fund.

Article 7  Standard of Care

       7.01 The Transfer Agent shall at all times act in good faith and agrees to use its best efforts within reasonable limits to insure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors unless said errors are caused by its negligence, bad faith, or willful misconduct or that of its employees, or breach of this Agreement.

Article 8  Covenants

       8.01 The Fund on behalf of each of the Portfolios shall promptly furnish to Transfer Agent the following:

       (a) A certified copy of the resolution of its Trustees authorizing the appointment of Transfer Agent and the execution and delivery of this Agreement.

       (b) A copy of the Declaration of Trust and By-Laws, if any, of the Fund and all amendments thereto.

       8.02 The Transfer Agent hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

        8.03 The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, Transfer Agent agrees that all such records prepared or maintained by Transfer Agent relating to the services to be performed by Transfer Agent hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Fund upon and in accordance with its request.

       8.04 The parties agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.


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       8.05  In case of any requests or demands for the inspection of the
Shareholder records, Transfer Agent will endeavor to notify the Fund and to secure instructions from an authorized officer of the Fund as to such inspection. Transfer Agent reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.

Article 9  Termination

       9.01 This Agreement may be terminated by either party upon one hundred twenty (120) days written notice to the other.

       9.02 This Agreement may be terminated by the Fund as soon as practicable after the occurrence at any time of any of the following events:

       (a) any interruption or cessation of operations by Transfer Agent or its permitted assigns that materially interferes with the business operations of the Fund;

       (b) the bankruptcy of Transfer Agent or its permitted assigns or the appointment of a receiver for Transfer Agent or its permitted assigns;

       (c) any merger, consolidation, or sale of substantially all of the assets of Transfer Agent or its permitted assigns;

       (d) failure by Transfer Agent or its permitted assigns to perform its duties in accordance with this Agreement, which failure may, in the judgment of the Fund's Trustees, materially and adversely affect the business operations of the Fund and which failure continues for thirty (30) days after written notice by the Fund;

       (e) revocation, suspension or termination of the registration of Transfer Agent or its permitted assigns as a transfer agent under the Securities Exchange Act of 1934; or

       (f) failure of the Fund and its shareholders to approve the acquisition of control of the Fund's manager by Phoenix Duff & Phelps Corporation and the principal contracts associated therewith on or before January 31, 1998.

       9.03 Should the Fund exercise its right to terminate under Section 9.01, all out-of-pocket expenses associated with the movement of records and material will be borne by the Fund on behalf of the applicable Portfolio(s).


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Article 10  Additional Portfolios

       10.01 In the event that the Fund establishes one or more series of Shares in addition to those in existence on the date of execution hereof with respect to which it desires to have Transfer Agent render services as transfer agent under the terms hereof, it shall so notify Transfer Agent in writing, and if Transfer Agent agrees in writing to provide such services, such series of Shares shall become a Portfolio hereunder.

Article 11  Assignment

       11.01 Except as provided in Section 11.03 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

       11.02 This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

       11.03 The Transfer Agent may, without further consent on the part of the Fund, subcontract for the performance hereof with Boston Financial Data Services, Inc., ("BFDS") provided, however, that Transfer Agent shall be as fully responsible to the Fund for the acts and omissions of BFDS as it is for its own acts and omissions.

Article 12  Amendment

       12.01 This Agreement may be amended or modified only by a written agreement executed by the parties and authorized or approved by a resolution of the Trustees of the Fund.

Article 13  Connecticut Law to Apply

       13.01 This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Connecticut.

Article 14  Force Majeure

       14.01 In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes; provided, however, that such party shall make reasonable efforts to remove such causes as soon as practicable to the extent reasonably possible for such party to do so.

Article 15  Consequential Damages

       15.01 Neither party to this Agreement shall be liable to the other party for consequential damages arising out of any provision of this Agreement or any act or failure to act hereunder.

Article 16  Merger of Agreement

        16.01 This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.


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        16.02 This Agreement shall not be merged with or construed in conjunction with any other current or future agreement between the Fund and Phoenix Equity Planning Corporation, each and all of which agreements shall at all times remain separate and distinct.



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Article 17  Survival of Terms

       17.01 The provisions of Section 5.01, Article 6 and Section 9.02 shall survive the termination of this Agreement.

Article 18  Counterparts

       18.01 This Agreement may be executed by the parties hereto in any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

Article 19  Notices

       19.01 Notices, requests, instructions and other writings addressed to a party at the address set forth above, or at such other address as such party may have designated to the other in writing, shall be deemed to have been properly given to such party hereunder.

Article 20  Waiver

       20.01 The failure of either party to insist upon the performance of any of the terms or conditions of this Agreement or to enforce any rights resulting from the breach of any of the terms or conditions of this Agreement, including payment of damages, shall not be construed as a continuing or permanent waiver of any such terms, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver, release or discharge of any party's rights hereunder shall be effective unless contained in a written instrument signed by the party sought to be charged.

Article 21  Invalidity

       21.01 If any provision of this Agreement shall be determined to be invalid or unenforceable, the remaining provisions of this Agreement shall remain enforceable to the fullest extent permitted by applicable law.

Article 22  Other Agreements

       22.01 The parties hereto acknowledge that Transfer Agent or its affiliates may enter into one or more other agreements with the Fund pursuant to which it or them provide services, and undertake obligations, not described herein. Except as specifically provided herein, neither the execution or delivery of, nor the performance or failure to perform under, nor any provision of, this Agreement shall in any manner affect the rights, obligations, or liabilities of either party hereto in any capacity other than the capacity(ies) specifically contemplated by this Agreement, including under any such other agreements.


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       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

                                  SENECA FUNDS

                                  By:________________________________________
                                  Name:
                                  Title:


                                   PHOENIX EQUITY PLANNING CORPORATION

                                   By:_______________________________________
                                   Name:    Thomas N. Steenburg
                                   Title:   Vice President and Counsel
ATTEST:

By:____________________________
Name:
Title:



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                                   Schedule A
                                  Fee Schedule

Annual Maintenance Fees shall be based on the following formula:

                  AMF[subscript]Fund[end subscript] = BAMF x SA

       where, AMF[subscript]Fund[end subscript] refers to the aggregate Annual Maintenance Fee levied against each respective Portfolio,

       BAMF refers to the Base Annual Maintenance Fee levied against each respective Portfolio for each shareholder account, as more particularly described below, at the basic annual per account rate of $14.95, and

       SA refers to the number of Shareholder Accounts subject to the terms of this Agreement and any and all sub-transfer agent agreements which presently or hereafter may be entered into by the Transfer Agent. For the purpose of computing the foregoing, the Transfer Agent will ascertain the number of Shareholders of each Portfolio regardless of whether any such Shares are held in accordance with any pooled or omnibus accounts or arrangement managed or controlled by any entity, broker/dealer or sub-transfer agent.

       Minimum Fee:

              (a) Until such time as a Post-effective Amendment shall have been filed and become effective that adds Class A, B, C and/or M shares to one or more Portfolios, $15,000.00 per year for each Administrative Class of Shares and $12,000 per year for each Institutional Class of Shares; and thereafter

              (b) $18,000 per year for each and every Class of Shares, including Administrative and Institutional Classes

Other Fees

       Omnibus Accounts, Per Transaction       $2.50
       Closed Accounts, per Account, per month         $0.20
       Check writing Fees:
           Privilege set-up                            $5.00
           Per Cleared Check                   $1.00
       IRA Administration Fee                         $15.00 per shareholder

Out-of-Pocket Expenses

Out-of-pocket expenses include, but are not limited to reasonable expenses for: confirmation production, postage, forms, telephone, microfilm, microfiche, stationary and supplies, such stationery and supplies to be billed as .1122% of postage costs.